Exhibit 99.1

NITROMED ANNOUNCES LAUNCH OF BIDIL®

FOR THE TREATMENT OF HEART FAILURE IN BLACK PATIENTS

-NitroMed Announces BiDil Pricing, BiDil Patient Assistance Program-

-July 15th Launch Overview Conference Call-

For Immediate Release

Friday, July 1, 2005

LEXINGTON, Mass. (JULY 1, 2005) – NitroMed, Inc. (NASDAQ: NTMD) announced today that BiDil® (isosorbide dinitrate/hydralazine hydrochloride) is being launched for the treatment of heart failure in black patients as an adjunct to current standard therapies.  BiDil was approved by the U.S. Food and Drug Administration (FDA) on June 23, 2005.

Today, NitroMed also announced BiDil pricing and its plans to implement a Patient Assistance Program (PAP) to ensure that BiDil is available to all patients who need it regardless of income level or health insurance status.

“NitroMed is pleased to be able to make BiDil available within one year of the African American Heart Failure Trial (A-HeFT) being halted and within only two weeks of FDA approval.  This speaks to NitroMed’s sense of urgency and to the importance of BiDil to the patients who need it,” said Michael D. Loberg, Ph.D., President and CEO of NitroMed.  “In addition, we are proud to be announcing our goal to implement what we expect will be an industry-leading Patient Assistance Program.  This program is intended to ensure that the life-extending benefits of BiDil will be available to each and every black patient with heart failure.”

BiDil will be priced at a wholesale acquisition cost (WAC) of $1.80 per tablet and supplied to the pharmacist in bottles of 180 tablets.  NitroMed expects that BiDil starter samples will be available in doctors’ offices the week of July 5th, with commercial product available in pharmacies beginning the following week.

Patient Assistance

NitroMed is implementing a PAP with benefits that it believes will provide the greatest and easiest access to medication in the pharmaceutical industry.  The intent of the program is to ensure that all uninsured patients have affordable access to BiDil.

Through the BiDil PAP, NitroMed expects to make BiDil available free-of-charge to patients without insurance coverage whose annual household incomes are up to three times the poverty level.  For all others without insurance coverage, NitroMed expects to make BiDil available for $25 per prescription, which is consistent with the co-payment typically charged by private insurance for tier II, or preferred branded drugs.

The co-chairs of the National Minority Health Month Foundations’ Minority Coalition for Prescription Drug Assistance, former U.S. Representative Peter Deutsch and NAACP board member and Health Committee Chair Rupert Richardson, applauded NitroMed’s new initiative in a statement released today.

“The Minority Coalition for Prescription Drug Assistance commends NitroMed for its commitment in organizing a ground-breaking patient assistance program to ensure that all indicated patients who are affected by heart failure, and in need of support, have access to this new, life-saving medication.  Our coalition, including organizations like the National Medical Association and the National Association for the Advancement of Colored People, is working closely with NitroMed on this program to ensure that every individual at risk is aware of this important resource.”

Launch Presentation and Webcast

NitroMed will host a conference call of its launch overview presentation, including details of the BiDil launch and marketing strategy as well a physician panel discussion, on July 15th. The presentation will also be available via live webcast at www.nitromed.com.  An archived version of the call will be available approximately two hours after the presentation.

What: BiDil Launch Presentation

When: July 15th, 8:30a.m. ET

How: Audio conference call or webcast

Dial in number: 800.510.9661

International dial in number: 617.614.3452

Passcode: 57900166

Replay replay number: 888.286.8010

International number: 617.801.6888

Replay passcode: 13015403

About BiDil

BiDil is indicated for the treatment of heart failure as an adjunct to standard therapy in self-identified black patients, to improve survival, prolong time to hospitalization for heart failure and improve patient-reported functional status.  There is little experience in patients with New York Heart Association (NYHA) class IV heart failure.  Most patients in the clinical trial supporting effectiveness, referred to as the African American Heart Failure Trial (A-HeFT), received, in addition to BiDil or placebo, a loop diuretic, an angiotensin converting enzyme inhibitor or an angiotensin receptor blocker, and a beta blocker, and many also received a cardiac glycoside or an aldosterone antagonist.

BiDil is a fixed-dose combination of isosorbide dinitrate and hydralazine hydrochloride. While the exact mechanism of action of BiDil is unknown, it is known that isosorbide dinitrate is a vasodilator with effects on both arteries and veins.  The dilator properties of nitrates result from the release of nitric oxide that leads to the relaxation of vascular smooth muscle.  Hydralazine is an arterial vasodilator.

In A-HeFT, self-identified black patients taking BiDil in addition to current standard heart failure therapies experienced a significant 43 percent decrease in the risk of mortality (P=.012) (absolute mortality rate: BiDil, 6.2% vs. placebo, 10.2%), a 39 percent reduction in the risk of first hospitalization for heart failure (P<.001) (absolute first hospitalization rate: BiDil, 16.4% vs. placebo, 24.4%) and a statistically significant improvement at most time points in response to the Minnesota Living with Heart Failure Questionnaire, which is a self-report of the patient’s functional status, versus patients taking placebo in addition to current standard therapies.

BiDil treatment is orally administered and is initiated at a dose of one tablet, three times per day, and may be increased to a maximum of two tablets, three times per day, based on patient tolerance.  Adjustments to maximum dosage may occur in three to five days; however, adverse side effects, which may include headaches and dizziness, may require that some patients take more time to reach their highest tolerated dose.

Heart Failure Burden in Black Patients

Heart failure, or end-stage cardiovascular disease, affects approximately five million Americans, including an estimated 750,000 African Americans.  There is no cure for this disease, and more than 50 percent of patients die within five years of diagnosis.  With respect to heart failure, blacks are affected at a rate greater than that of the corresponding non-black population, presenting with the disease earlier and dying sooner.  According to the Centers for Disease Control and Prevention (CDC), African Americans between the ages of 45 and 64 are 2.5 times more likely to die from heart failure than Caucasians in the same age range.

Important Safety Information

Augmentation of the vasodilatory effects of isosorbide dinitrate by phosphodiesterase inhibitors (e.g., Viagra®/RevatioTM, Levitra®, Cialis®) could result in severe hypotension.  Treatment with hydralazine may produce a clinical picture simulating systemic lupus erythematosus (SLE) including glomerulonephritis.  If SLE-like symptoms occur, discontinuation of BiDil should be considered.  Residua have been detected many years after discontinuation of hydralazine.  Symptomatic hypotension may occur with even small doses of BiDil.  BiDil should be used with caution in volume depleted or hypotensive patients. Hydralazine can cause tachycardia potentially leading to myocardial ischemia and anginal attacks.  Caution should be exercised if BiDil is used with MAO inhibitors, alcohol, sildenafil, vardenafil or tadalafil.

Headache (50%) and dizziness (32%) were the two most frequent adverse events and were more than twice as frequent in the BiDil group.

Viagra is a registered trademark and Revatio is a trademark of Pfizer, Inc.; Levitra is a registered trademark of Bayer HealthCare, GlaxoSmithKline, and Schering-Plough; Cialis is a registered trademark of Lilly ICOS LLC.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide.  The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs.  Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases.  Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Minority Coalition for Prescription Drug Assistance

The Minority Coalition for Prescription Drug Assistance, a subdivision of the National Minority Health Month Foundation, is a group focused on raising awareness of the current disparities that exist in the access to prescription drugs.  The Coalition plans to conduct a state-by-state qualitative assessment of prescription drug coverage by zip code and issue a national report card on coverage.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including the possible therapeutic benefits and market acceptance of BiDil, the Company’s expected impending launch and commercial availability of BiDil and the expected terms and benefits of the Company’s Patient Assistance Program constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and other factors discussed in its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005, which is filed with the SEC.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:

Media:

Spectrum Science Communications

Susannah Budington

Amanda Sellers

202.955.6222

Investor Relations:

Lawrence E. Bloch, M.D., J.D.

Chief Financial Officer and Chief Business Officer

781.266.4197

Source: NitroMed, Inc.